Exhibit 10.13

ENOVA INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE JANUARY 1, 2012

ENOVA INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of the 1st day of January, 2012, Enova International, Inc. (the “Controlling Company”), hereby establishes the Enova International, Inc. Supplemental Executive Retirement Plan as set forth herein (the “Plan”).

BACKGROUND AND PURPOSE

A. Goal. The Controlling Company desires to provide certain of its designated key management employees (and those of its affiliated companies that participate in the Plan) with such amounts of deferred compensation as the terms of the Plan may permit and as the Controlling Company may determine.

B. Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which these awards of deferred compensation may be made and to describe the nature and extent of the employees’ rights to such amounts.

C. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

STATEMENT OF AGREEMENT

To establish the Plan with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions of the Plan as follows:

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning plainly is required by the context.

1.1 Account means, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted and actually credited in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary. As determined by the Administrative Committee, an Account may be subdivided into separate subaccounts.

1.2 Active Participant means any Discretionary-Eligible Employee or Supplemental-Eligible Employee, as applicable, who has become a Participant and who has not been removed from active participation in the Plan as described in Section 2.3.

1.3 Administrative Committee means the administrative committee of the Savings Plan, or such other committee as will be appointed by the Board, which will act on behalf of the Controlling Company to administer the Plan, as provided for in Article VIII.

1.4 Affiliate means any entity that is required to be aggregated with the Controlling Company under Code Sections 414(b) or (c).

1.5 Beneficiary means, with respect to a Participant, the person(s) designated or identified in accordance with Section 10.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.

1.6 Board means the Board of Directors of the Controlling Company.

1.7 Cash America SERP means the Cash America International, Inc. Supplemental Executive Retirement Plan.

1.8 Change in Control means an event that is a change in the ownership of the Controlling Company, a change in the effective control of the Controlling Company or a change in the ownership of a substantial portion of the assets of the Controlling Company, all as defined in Code Section 409A and guidance issued thereunder. As a general overview, a Change in Control will occur on the date that any of the following events occurs:

(i) Any one person, or more than one person acting as a group (as defined in Code Section 409A), acquires ownership of Controlling Company stock that, together with all other Controlling Company stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Controlling Company or to cause a change in the effective control of the Controlling Company.

(ii) The date any one person, or more than one person acting as a group, acquires (or has acquired, during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Controlling Company possessing 30 percent or more of the total voting power of the stock of the Controlling Company.

(iii) The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Controlling Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Controlling Company immediately before such acquisition or acquisitions.

(iv) The date a majority of the Controlling Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Controlling Company’s board of directors before the date of the appointment or election.

Notwithstanding the foregoing provisions, neither a change in ownership under clause (i) nor a change in effective control under clause (ii) shall be considered to have occurred as a result of any acquisition or disposition of the Controlling Company’s stock by, or an increase in the percentage of the Controlling Company’s stock owned by, Cash America International, Inc. or any entity required to be aggregated with Cash America International, Inc. under Code Sections 414(b) or 414(c). For clarification purposes and without limiting the foregoing, the acquisition of the Controlling Company’s stock in a public offering shall not result in a Change-in-Control unless required by Code Section 409A.

1.9 Code means the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.

1.10 Company means the Controlling Company and any of its U.S.-based subsidiaries except any such subsidiaries that affirmatively elect not to participate in the Plan or that the Controlling Company affirmatively designates as not eligible to participate in the Plan.

1.11 Compensation means, for a Participant for any Plan Year, the total of (i) such Participant’s base salary earned for such Plan Year, plus (ii) the lesser of the amount of his targeted or actual annual cash bonus that was paid during such Plan Year and earned in the preceding Plan Year, under a plan adopted by the Company, which bonus is determined and payable on an annual basis; provided, the amount in (ii) will be deemed earned during the Plan Year in which paid and prorated over each payroll period in such Plan Year.

1.12 Compensation Committee means the Management Development and Compensation Committee of the Board.

1.13 Controlling Company means Enova International, Inc., a Delaware corporation with its principal place of business in Chicago, Illinois.

1.14 Discretionary-Eligible Employee means, for a Plan Year, an employee who is a member of a select group of key management or highly compensated employees who is selected by the Controlling Company as eligible to receive Discretionary Contributions under the Plan.

1.15 Discretionary Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.3.

1.16 Effective Date means January 1, 2012.

1.17 Eligible Employee means an individual who is a Discretionary-Eligible Employee or a Supplemental-Eligible Employee.

1.18 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.19 FICA Tax means the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).

1.20 Financial Hardship means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship will be determined by the

Administrative Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Administrative Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or

(c) By cessation of deferrals under a Company plan.

Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

1.21 Investment Election means a written, electronic or other form of election pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account will be deemed to be invested.

1.22 Investment Funds means the investment funds selected from time to time by the Administrative Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.

1.23 Key Employee means a Participant who is a “specified employee” as defined in Code Section 409A as of: (i) for a Participant who Separates from Service on or after the first day of a calendar year and before the first day of the fourth month of such calendar year, the December 31 of the second calendar year preceding the calendar year in which such Participant Separates from Service; or (ii) for any other Participant, the preceding December 31. Notwithstanding the foregoing, a Participant who Separates from Service prior to April 1, 2012, will be a Key Employee if such Participant was a specified employee as determined under the Cash America SERP immediately prior to the closing of the Controlling Company’s initial public offering of shares of its common stock. For purposes of identifying Key Employees, the Participant’s compensation will mean all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).

1.24 Payment Date means the date on which all or a portion of the Participant’s benefit is scheduled to be paid (in the case of a lump sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.

1.25 Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.

1.26 Plan means the Enova International, Inc. Supplemental Executive Retirement Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

1.27 Plan Year means the 12-consecutive-month period ending on December 31 of each year.

1.28 Savings Plan means the defined contribution retirement plan intended to be qualified under Code Sections 401(a) and 401(k) that is maintained by the Controlling Company.

1.29 Separate from Service or Separation from Service means that a Participant separates from service with the Affiliates as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Affiliate that employs the Participant and all entities that would be treated as a single employer with such Affiliate under Code Sections 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules, determined in accordance with the following:

(a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Affiliates under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Affiliates. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence will be substituted for such 6-month period.

(b) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.

(c) Termination of Employment. Whether a termination of employment has occurred for purposes of this section is determined based on whether the facts and circumstances indicate that the Affiliates and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Affiliates if the Participant has been providing services to the Affiliates less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).

1.30 Supplemental-Eligible Employee means an individual who at any time during the Plan Year holds the position of Senior Director or any more senior position with the Company (and thereby is a member of a select group of key management or highly compensated employees of the Company); provided, such individual will be or become a Supplemental-Eligible Employee on the date such criterion is first satisfied during such Plan Year. Notwithstanding the foregoing, “Supplemental Eligible Employee” does not include an individual for any portion of a Plan Year during which the individual is seconded to the Company and is not entitled to participate in Company retirement plans under the applicable secondment agreement.

1.31 Supplemental Contributions means the amount credited to a Participant’s Account pursuant to Section 3.2.

1.32 Surviving Spouse means, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse will be made as of the date of such Participant’s death.

1.33 Trust or Trust Agreement means the separate agreement or agreements between the Controlling Company and the Trustee governing the Trust Fund, and all amendments thereto.

1.34 Trust Fund means the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.

1.35 Trustee means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.

1.36 Valuation Date means each day on which the Trustee operates, and is open to the public, for its business; provided, the value of an Account on a day other than a Valuation Date will be the value determined as of the immediately preceding Valuation Date.

1.37 Years of Service means, with respect to a Participant, his total number of years of vesting service as determined under the terms of the Savings Plan. A Participant’s continuous uninterrupted prior years of service with Cash America International, Inc. or any of its affiliates or subsidiaries during the period immediately preceding the Effective Date will be counted towards a Participant’s Years of Service under this Plan.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Initial Eligibility Requirements.

(a) Supplemental Contributions. Each individual who becomes a Supplemental-Eligible Employee on or after the Effective Date will become eligible to receive Supplemental Contributions as of the date that such individual becomes a Supplemental-Eligible Employee.

(b) Discretionary Contributions. Each individual who becomes a Discretionary-Eligible Employee on or after the Effective Date will become eligible to receive Discretionary Contributions as of the date that such individual becomes a Discretionary-Eligible Employee.

2.2 Procedure for Admission.

The Administrative Committee may require an Eligible Employee to complete such forms and provide such data as the Administrative Committee determines in its sole discretion. Such forms and data may include, without limitation, the Eligible Employee’s acceptance of the terms and conditions of the Plan and the designation of a Beneficiary to receive any death benefits payable hereunder.

2.3 Cessation of Eligibility.

Unless otherwise designated by the Controlling Company, in its sole discretion, each Participant who ceases to be an active Discretionary-Eligible Employee or Supplemental-Eligible Employee will cease to be eligible to receive any Discretionary and/or Supplemental Contributions, respectively, under the Plan for any period following such date. The Controlling Company may, in its sole discretion, remove an employee from active participation in the Plan as of the first day of the following Plan Year (or any other date specified by the Controlling Company), if, as of any day during a Plan Year, he ceases to satisfy the criteria which qualified him as an Eligible Employee. Even if his active participation in the Plan ends, an employee will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his vested Account will continue to be credited with earnings as provided for in Section 3.5.

ARTICLE III

PARTICIPANTS’ ACCOUNTS AND CREDITING OF CONTRIBUTIONS

3.1 Participants’ Accounts.

(a) Establishment of Accounts. The Administrative Committee will establish and maintain an Account on behalf of each Participant. To the extent provided herein, each Account will be credited with Supplemental and Discretionary Contributions and earnings attributable to such Account, and will be debited by the amount of all distributions. A Participant’s Account may also include amounts transferred from the Cash America SERP. Each Account of a Participant will be maintained until the vested value thereof has been distributed to or on behalf of such Participant or his Beneficiary.

(b) Nature of Contributions and Accounts. The amounts credited to a Participant’s Account will be represented solely by bookkeeping entries. Except as provided in Article VII, no monies or other assets will actually be set aside for such Participant. All payments to a Participant or Beneficiary under the Plan will be made from the general assets of the Company.

(c) Several Liabilities. The Administrative Committee or the Controlling Company will allocate the total liability to pay benefits under the Plan among the Company in such manner and amount as the Administrative Committee or the Controlling Company (as applicable) in its sole discretion deems appropriate.

(d) General Creditors. Any assets which may be acquired by the Company in anticipation of its obligations under the Plan will be part of the general assets of the Company. The Company’s obligation to pay benefits under the Plan constitutes a mere promise of the Company to pay such benefits, and a Participant or Beneficiary will be and remain no more than an unsecured, general creditor of the Company.

3.2 Supplemental Contributions.

(a) Crediting of Supplemental Contributions. As soon as administratively feasible following the last day of each Plan Year (or such other date as determined by the Controlling Company, in its sole discretion), the Controlling Company may direct the Administrative Committee to credit a Supplemental Contribution to the Account of each Participant who was a Supplemental-Eligible Employee for any period during such Plan Year and is employed by the Company on the last day of such Plan Year (or such other period as determined by the Controlling Company).

(b) Amount of Supplemental Contributions. The Controlling Company will determine the amount, if any, of the Supplemental Contribution to be made for each Plan Year for each Supplemental-Eligible Employee, and may determine different amounts for specified Supplemental-Eligible Employees or groups of Supplemental-Eligible Employees. However, the targeted (but non-binding) amount of Supplemental Contribution for each Plan Year will be determined as a percentage of each Supplemental-Eligible Employee’s Compensation earned during such Plan Year (or the portion thereof while such Participant was a Supplemental-Eligible Employee), with such targeted percentage determined by the Compensation Committee from time to time. If a Supplemental-Eligible Employee was a member of one group of Supplemental-Eligible Employees for part of the Plan Year and a member of one or more other groups of Supplemental-Eligible Employees for another part of the Plan Year, the applicable percentage for each group will be applied to the portion of his Compensation earned during the portion of the Plan Year he held each such position, with the portion of his Compensation attributable to an annual bonus prorated based on the number of regular payroll periods for which the Participant earned compensation for each eligible position during the year. If a Participant is not a Supplemental-Eligible Employee during the entire Plan Year but remains employed by the Company on the last day of the Plan Year, the applicable percentage for that person will be applied to the portion of his Compensation earned during the portion of the Plan Year during which he was a Supplemental-Eligible Employee. For purposes of this subsection, a Supplemental-Eligible Employee is deemed to earn compensation for a particular payroll period on the regular pay date applicable to that payroll period. Notwithstanding the foregoing, Supplemental Contributions, if any, for the Plan Year that ends on December 31, 2012, will be computed in accordance with Schedule A hereto.

3.3 Discretionary Contributions.

At such time or times, in such amount and under such terms, as the Controlling Company, in its sole discretion, may (but is not required to) determine and direct, the Administrative Committee will credit to the Account of any Discretionary-Eligible Employee a Discretionary Contribution. To the extent any special characteristics are to apply to any Discretionary Contributions, these will be specified on an exhibit to the Plan and/or in the records of the Administrative Committee.

3.4 Debiting of Distributions.

As of each Valuation Date, the Administrative Committee will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.5 Crediting of Earnings.

As of each Valuation Date, the Administrative Committee will credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date. Such crediting of earnings and/or losses will be effected as of each Valuation Date, based on the investments applicable to the Participant’s Account pursuant to the terms of Section 4.2.

3.6 Value of Account.

The value of a Participant’s Account as of any date will be equal to the aggregate value of all contributions and all investment earnings deemed credited to his Account as of such date, determined in accordance with this Article III.

3.7 Vesting.

(a) Time of Vesting. A Participant will become vested in his Account and the earnings credited with respect thereto in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 1 Year of Service	0%
1 Year, but less than 2	20%
2 Years, but less than 3	40%
3 Years, but less than 4	60%
4 Years, but less than 5	80%
5 or more Years of Service	100%

(b) Change in Control. If a Change in Control occurs, the Participant will be immediately 100 percent vested in his Account and the earnings credited with respect thereto as of the date of such Change in Control. Any Supplemental or Discretionary Contributions credited to the Participant’s Account and any earnings credited with respect thereto after the date of a Change in Control will continue to vest in accordance with the vesting schedule set forth in subsection (a) hereof.

(c) Job Abolishment. If a Participant’s employment is terminated as a result of a job abolishment, the Participant will be immediately 100 percent vested in his Account and the earnings credited with respect thereto.

(d) Forfeiture. For all periods prior to the date a Participant becomes fully vested in his Account, the nonvested portion of such Account will remain forfeitable. Upon a Participant’s termination of employment with all Affiliates, the unvested portion of his Account will be immediately forfeited.

3.8 Notice to Participants of Account Balances.

At least once for each Plan Year, the Administrative Committee will cause a written statement of a Participant’s Account balance to be distributed to the Participant.

3.9 Good Faith Valuation Binding.

In determining the value of the Accounts, the Administrative Committee will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and their Beneficiaries.

3.10 Errors and Omissions in Accounts.

If an error or omission is discovered in the Account of a Participant, the Administrative Committee, in its sole discretion, will cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV

INVESTMENT FUNDS

4.1 Selection by Administrative Committee.

From time to time, the Administrative Committee will select two or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan; provided, an Investment Fund that is deemed invested primarily in equity securities of the Controlling Company will not be a permitted investment. The Administrative Committee may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate.

4.2 Participant Direction of Deemed Investments.

Each Participant generally may direct the manner in which his Account will be deemed invested in and among the Investment Funds. Any Participant investment directions permitted hereunder will be made in accordance with the following terms:

(a) Nature of Participant Direction. The selection of Investment Funds by a Participant will be for the sole purpose of determining the rate of return to be credited to his Account, and will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time will have any actual investment of assets relative to the benefits or Accounts hereunder.

(b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant will be made as of the date the Participant commences participation in the Plan and will apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Valuation Date, and each such election will apply to all such specified contributions credited to such Participant’s Account after the Administrative Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Administrative Committee may determine from time-to-time. Any Investment Election made pursuant to this subsection with respect to future contributions will remain effective until changed by the Participant.

(c) Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund. Such Participant may make such Investment Elections as of any Valuation Date, and each such election will be effective after the

Administrative Committee (or its designee) has a reasonable opportunity to process such election. Each such election will remain in effect until changed by such Participant.

(d) Administrative Committee Discretion. The Administrative Committee will have complete discretion to adopt and revise procedures to be followed in making such Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections, the effective date of such elections and whether, and the extent to which, to charge any Participant’s Account an administrative fee for making such Investment Elections; provided, no other benefit or payment to a Participant will be increased or decreased in connection with the imposition of, or failure to impose, any fees against the Participant’s Account. Any procedures adopted by the Administrative Committee that are inconsistent with the deadlines or procedures specified in this Section will supersede such provisions of this Section without the necessity of a Plan amendment. Unless otherwise determined by the Administrative Committee, any investment elections in effect with respect to a Participant’s contributions and accounts under the Cash America SERP will be deemed to be such Participant’s initial investment elections under the Plan.

ARTICLE V

PAYMENT OF ACCOUNT BALANCES

5.1 Amount of Benefit Payments.

Payment of a benefit amount as of any Payment Date hereunder will be calculated by determining the total of (i) the entire vested amount credited to the Participant’s Account that is payable on such Payment Date, determined as of the Valuation Date on which the distribution is processed; plus (ii) the vested amount of Supplemental and Discretionary Contributions made since such Valuation Date. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

5.2 Timing and Form of Distribution.

(a) General Payment Date. Except as provided in Section 5.3 and subsection (c) hereof, the Payment Date for a Participant’s Account will be: (i) the 30th day after the date the Participant Separates from Service, in the case of a Participant who is not a Key Employee on the date he Separates from Service; or (ii) 6 months after the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service.

(b) General Payment Form. Except as provided in subsection (c) hereof, the vested portion of a Participant’s Account will be distributed in the form of a single-sum payment.

(c) Modification of Defaults. To the extent permitted by the Administrative Committee, a Participant who has not yet Separated from Service may make one election to delay the payment (or commencement) of his Account payable under subsection (a) and/or to change the form of payment to have his Account paid in the form of annual installment payments, to change the number of installment payments elected, or to elect a lump sum. In the event of an election under this subsection, the Payment Date for such Participant’s Account will be delayed to the 5-year anniversary of the Payment Date that would have applied under subsection (a) above. Any election under this subsection will not be effective unless made at least 12 months before the Payment Date applicable under subsection (a) above. The following terms and conditions will apply to installment payment elections made under this Section, if any:

(1) The installment payments will be made in substantially equal annual installments (adjusted for investment earnings between payments in the manner described in Section 3.5) over any period not in excess of 10 years. Any election under this subsection will specify the number of installment payments elected.

(2) The initial value of the obligation for the installment payments will be equal to the amount of the Participant’s Account balance calculated in accordance with the terms of Section 5.1.

5.3 Cashout of Accounts.

(a) Generally. To the extent permitted under Code Section 409A, if at any time a Participant’s Account balance (including, for purposes of this section, non-elective deferral accounts under certain other nonqualified deferred compensation plans required to be aggregated with the Plan under Code Section 409A) does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay such Participant’s Account balance in an immediate single-sum payment.

(b) Documentation of Determination. Any exercise of the Administrative Committee’s discretion pursuant to this subsection will be evidenced in writing no later than the date of the distribution.

(c) Six Month Delay for Key Employees. Notwithstanding the foregoing, to the extent required under Code Section 409A, no payment under this Section will be made within 6 months after the date the Participant Separates from Service, in the case of a payment to a Participant who is a Key Employee on the date he Separates from Service.

5.4 Medium of Payment.

All distributions will be made in the form of cash.

5.5 Death Benefits.

If a Participant dies before full payment of his Account from the Plan is made, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee will be entitled to receive a distribution of vested amount credited to such Participant’s Account. The benefit will be distributed to such Beneficiary or Beneficiaries 30 days after the date of the Participant’s death, in the form of a single-sum payment in cash.

5.6 Hardship Withdrawals.

Upon receipt of (i) an application for a hardship withdrawal from a Participant who has not yet received a distribution of his entire Account and (ii) the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee will cause the Company to pay a distribution to such Participant. Such distribution will be paid in a single-sum payment in cash, within 90 days after the date the Administrative Committee determines that a Financial Hardship exists, which must be prior to the Participant’s Separation from Service. The amount of such single-sum payment will be limited to the vested amount of the Participant’s Account that is reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. The amount of such distribution will reduce the Participant’s Account balance as provided in Section 3.4.

5.7 Taxes.

(a) Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder will become subject to FICA Tax or any state, local or foreign tax obligations, which the Company will be required to pay or withhold prior to the time the Participant’s Account becomes payable hereunder, the Company will have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.

(b) Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder is subject to any taxes which the Company will be required to pay or withhold at the time the Account becomes payable hereunder, the Company will have the full power and authority to withhold and pay such tax out of any monies or other property that the Company holds for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Account that is not then payable.

5.8 Offset Account by Amounts Owed to the Company.

Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset a Participant’s Account by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to the Company. Notwithstanding the foregoing, no such offset will apply if such offset will apply before the Account is otherwise payable under the Plan, unless the following requirements are met: (i) the debt owed was incurred in the ordinary course of the relationship between the Participant and the Company, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary, and (iv) in the case of a Participant who is a Key Employee on the date he Separates from Service, the offset does not occur within six months after the date the Participant Separates from Service.

5.9 No Acceleration of Account Payments.

Except as otherwise provided in this Section, no payment scheduled to be made under this Article V may be accelerated. Notwithstanding the foregoing, the Administrative Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article V in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

5.10 Amounts Transferred from the Cash America SERP

Any amounts transferred from the Cash America SERP will be administered in accordance with the terms of the Cash America SERP, including any prior payment elections made by a Participant, to the extent required to avoid income inclusion under Code Section 409A(a)(1). For the avoidance of doubt, the determination of whether amounts transferred from the Cash America SERP become vested as a result of a Change in Control after the Effective Date will be determined under sections 1.8 and 3.7(b) of the Plan.

ARTICLE VI

CLAIMS

6.1 Initial Claim.

(a) Rights. If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), such claimant will submit the claim in accordance with the procedures set forth in this Article. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” will be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 6.2, a Participant or Beneficiary will have 90 days within which to bring suit for any claim related to such denied appeal; any such suit initiated after such 90-day period will be precluded.

(b) Procedure. Claims for benefits under the Plan may be filed with the Administrative Committee on forms or in such other written documents as the Administrative Committee may prescribe. The Administrative Committee will furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension of time for processing the claim, the Administrative Committee will furnish written notice of the extension to the claimant prior to the end of the initial 90-day period, and such extension will not exceed one additional, consecutive 90-day period. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

6.2 Appeal.

Any Participant or Beneficiary who has been denied a benefit will be entitled, upon request to the Controlling Company, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Controlling Company’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Controlling Company no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (b). The Controlling Company’s decision will be made within 60 days following the filing of the request for review and will be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Controlling Company will furnish written notice of the extension to the claimant prior to the end of the initial 60-day period, and such extension will not exceed one additional 60-day period. If unfavorable, the notice of the decision will explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision and state the claimant’s right to bring a civil action under ERISA Section 502(a). Upon denial of an appeal pursuant to this subsection, a Participant will have 90 days within which to bring suit against the Plan for any claim related to such denied appeal; any such suit initiated after such 90-day period will be precluded.

6.3 Satisfaction of Claims.

Any payment to a Participant or Beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Company, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as will be determined by the Administrative Committee or the Company. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, such payment will be forfeited.

ARTICLE VII

SOURCE OF FUNDS; TRUST

7.1 Source of Funds.

Except as provided in this Section and Section 7.2, the Company will provide the benefits described in the Plan from the general assets of the Company. In any event, the Company ultimately will have the obligation to pay all benefits due to Participants and Beneficiaries under the Plan. The Company may, but will not be required to, establish a Trust and may pay over funds from time to time to such Trust (as described in Section 7.2), and, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets will be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the Company will have the obligation, and the Participant or Beneficiary, who is due such benefits, will look to the Company to provide such benefits.

7.2 Trust.

The Company may transfer all or any portion of the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. To the extent provided in the Trust Agreement, each transfer into the Trust Fund will be irrevocable as long as the Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Company; provided, it is the intent of the Company that the assets held by the Trust are and will remain at all times subject to the claims of the general creditors of the Company. No Participant or Beneficiary will have any interest in the assets held by the Trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company will not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

7.3 Funding Prohibition under Certain Circumstances.

Notwithstanding anything in this Article VII to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE VIII

RIGHTS AND DUTIES UNDER THE PLAN

8.1 Controlling Company Action.

The Controlling Company, as plan sponsor of the Plan, will have all the rights, authority and duties specified hereunder. Unless and until the Board of Directors of the Controlling Company appoints any other or additional person(s) to act on behalf of the Controlling Company with regard to any or all of the items specifically reserved for, or to be directed by, the Controlling Company under the Plan, the Chief Executive Officer of the Controlling Company with the approval of the Compensation Committee is hereby authorized and directed to act on behalf of the Controlling Company or the Company. Notwithstanding the foregoing, if any decision or action could impact or affect solely the benefits or rights under the Plan (if any) of the Chief Executive Officer of the Controlling Company, then the Chief Executive Officer of the Controlling Company will not participate in such decision and the Compensation Committee alone will make such decision; provided, if a member of the Compensation Committee is a Participant or Beneficiary, he will not participate in any decision which solely affects his own benefit under the Plan.

8.2 Administrative Committee Organization and Action.

Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action will be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he will not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee will choose a secretary who will keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the

Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.

8.3 Rights and Duties.

The Administrative Committee will administer the Plan and will have all the powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret and administer the Plan;

(b) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;

(c) To compute and certify to the Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) To authorize all disbursements by the Company pursuant to the Plan;

(e) To maintain all the necessary records of the administration of the Plan;

(f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(g) To have all powers elsewhere conferred upon it;

(h) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(i) To appoint a Trustee hereunder; and

(j) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Administrative Committee will have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, each in its sole discretion, and its decisions on such matters will be final and conclusive on all parties.

8.4 Compensation, Indemnity and Liability.

The Administrative Committee and its members will serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee will be paid by the Company. No member of the Administrative Committee will be liable for any act or omission of any other member of the Administrative Committee, or for any act or omission on his own part, excepting his own willful misconduct. The Company will indemnify and hold harmless the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Administrative Committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1 Amendments.

The Board will have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time. Any amendment will be in writing and executed by a duly authorized officer of the Controlling Company. An amendment to the Plan may modify its terms in any respect whatsoever; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries will be bound by such amendment.

9.2 Freezing or Termination of Plan.

(a) Freezing. The Controlling Company, through action of the Board, reserves the right to discontinue and freeze the Plan at any time, for any reason. Any action to freeze the Plan will be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company.

(b) Termination. The Controlling Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts under the Plan at any time, for any reason; provided, the distribution of Accounts will be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Key Employees following Separation from Service). Any action to terminate the Plan will be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. If the Plan is terminated, each Participant will become 100 percent vested in his Account. Such termination will be binding on all Participants and Beneficiaries.

ARTICLE X

MISCELLANEOUS

10.1 Beneficiary Designation.

(a) General. Participants will designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine. For a Participant who becomes a Participant on the Effective Date and previously participated in the Cash America SERP, the beneficiary designated under the Cash America SERP will be deemed to be the Participant’s Beneficiary as of the Effective Date unless a new Beneficiary designation is required by the Administrative Committee.

(b) No Designation or Designee Dead or Missing. In the event that:

(1) A Participant dies without designating a Beneficiary;

(2) The Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or

(3) The Beneficiary designated by a Participant cannot be located by the Administrative Committee within a reasonable time following the Participant’s death, as determined by the Administrative Committee;

then, in any of such events, the Beneficiary of such Participant will be the Participant’s Surviving Spouse, if any, and if not, then the estate of the Participant; provided, if the Participant does not have a Surviving Spouse (or the Surviving Spouse cannot be located), and no claim has been made on behalf of the Participant’s estate within a reasonable period of time after the Participant’s death, then the Beneficiary will be such heirs and/or relatives of the Participant as the Administrative Committee may determine in its sole discretion, and payment to such Beneficiary will be deemed in full satisfaction of the Participant’s benefits under the Plan, without further liability with respect to such Participant’s benefits on the part of the Plan, the Controlling Company, any Affiliate, or the Administrative Committee.

10.2 Distribution pursuant to a Domestic Relations Order.

Upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the distribution of all or a portion of a Participant’s Account to an alternate payee, the Administrative Committee will cause the Company to pay a distribution to such alternate payee. All distributions to alternate payees under the Plan will be in the form of a single lump sum payment.

10.3 Taxation.

It is the intention of the Controlling Company that the benefits payable hereunder will not be deductible by the Company or taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Company, or the Trust, as the case may be, to such Participants or Beneficiaries. For purposes of the Federal Insurance Contributions Act (“FICA”), each Participant will be taxed on contributions and investment earnings attributable thereto based on the year in which occurs the later of (i) the date that the contributions are credited to the Participant’s Accounts; and (ii) the date that the contributions become vested. When benefits are paid hereunder, it is the intention of the Controlling Company that they will be deductible by the Company under Code Section 162. The Plan is intended to satisfy the requirements of Code Section 409A, and the Administrative Committee will use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.

10.4 No Employment Contract.

Nothing herein contained is intended to be nor will be construed as constituting a contract or other arrangement between the Company and any Participant to the effect that the Participant will be employed by the Company for any specific period of time.

10.5 Headings.

The headings of the various articles and sections in the Plan are solely for convenience and may not be relied upon in construing any provisions hereof. Any reference to a section refers to a section of the Plan unless specified otherwise.

10.6 Gender and Number.

Use of any gender in the Plan will be deemed to include both genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.7 Assignment of Benefits.

The right of a Participant or his Beneficiary to receive payments under the Plan will not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.

10.8 Legally Incompetent.

The Administrative Committee, in its sole discretion, may direct that payment to be made to an incompetent or disabled person, whether because of minority or mental or physical disability, be made instead to the guardian of such person or to the person having custody of such person, without further liability on the part of the Company for the amount of such payment to the person on whose account such payment is made.

10.9 Governing Law.

The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Illinois. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.

10.10 Exclusive Benefit.

The benefits payable hereunder will be the exclusive benefit payable to any Participant under the Plan.

IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the          day of             ,         .

ENOVA INTERNATIONAL, INC.

By:
Timothy S. Ho, President & CEO

ENOVA INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SCHEDULE A

AMOUNT OF SUPPLEMENTAL CONTRIBUTIONS TO BE

CALCULATED WITH RESPECT TO PLAN YEAR ENDING DECEMBER 31, 2012

If Supplemental Contributions are made with respect to the Plan Year Ending on December 31, 2012, the amount of such Supplemental Contribution for each Supplemental-Eligible Employee will be determined as a percentage of the Supplemental-Eligible Employee’s Compensation (as defined in the Plan) earned during such Plan Year (or the portion thereof while such Participant was a Supplemental-Eligible Employee), with such percentage determined from the chart below based on the Participant’s eligible position:

Eligible Position	Contribution Percentage
Executive Chairman	10.5%
CEO or President	10.5%
Senior Vice President	7.5%
Vice President	4.5%
Senior Director	2.5%

If a Supplemental-Eligible Employee was a member of one group of Supplemental-Eligible Employees for part of the Plan Year and a member of one or more other groups of Supplemental-Eligible Employees for another part of the Plan Year, the applicable percentage for each group will be applied to the portion of his Compensation earned during the portion of the Plan Year he held each such position, with the portion of his Compensation attributable to an annual bonus prorated based on the number of regular payroll periods for which the Participant earned compensation for each eligible position during the year.

If a Supplemental-Eligible Employee was a member of one group of Supplemental-Eligible Employees for part of the Plan Year (including at the end of the Plan Year) and not a member of one or more other groups of Supplemental-Eligible Employees for another part of the Plan Year, the applicable percentage for the eligible position he held at the end of the Plan Year will be applied to the portion of his Compensation earned during the portion of the Plan Year he held that position, with the portion of his Compensation attributable to an annual bonus prorated based on the number of regular payroll periods for which the Participant earned compensation for the eligible position during the year.

Except for the Executive Chairman, for any portion the Plan Year that a Supplemental-Eligible Employee was employed by the Company and was an officer of Cash America International, Inc., he is considered for purposes of this Schedule A to have held the equivalent position with the Company, whether or not he was an officer of the Company during such portion of the Plan Year.